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EXHIBIT 10.34


CONFIDENTIAL

November 30, 1998

Mr. Michael J. Moone
457 Walsh Road
Atherton, CA 94025

Dear Mike:

This letter will constitute an agreement between you and Faroudja, Inc. and it's subsidiary, Faroudja Laboratories, Inc. (collectively, the "Company") regarding the terms of your severance as a result of your resignation from your director and officer positions with the Company effective as of October 6, 1998 (the "Separation Date"). This severance is in lieu of any other agreement, plan or program providing severance benefits.

The terms are as follows:

1. You will receive as severance, base salary paid in equal semi-monthly installments, net of normal deductions and withholdings, for a period of twelve (12) months (the "Severance Period").

2. Your first payment included $5,387.02 (less withholding) and your next payment will include an additional $21.63, as full payment in lieu of all unused vacation to which you were entitled as of the Separation Date.

3. You will receive continuation of medical and dental insurance benefits during the Severance Period. You will notify the Company if you obtain new employment during the Severance period. The medical and dental insurance benefits provided to you by the Company will end as soon as you become eligible for coverage with another employer. The COBRA period will begin at the conclusion of the Severance Period. You will also receive continuation of disability insurance benefits during the Severance Period.

4. You must exercise your 288,463 vested options by July 8, 1999, or you will not be able to exercise them.



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5.  You may continue to make contributions under the Company's 401(k) savings plan through payroll withholdings until the end of 1998, but such contributions will not be eligible for Company matching contributions.

6. Unless otherwise specifically set forth in this agreement, the Separation Date shall be the date of termination of your employment with the Company and its parents, subsidiaries and affiliates for purposes of all Company-related plans, agreements and/or benefits in which you participate or to which you are a party, including without limitation, the 401(k) savings plan, bonus plan, stock purchase plan, stock option plan or stock option agreement. All of your rights upon termination of employment with respect to any of such plans, agreements and/or benefits shall be as set forth in the provisions of the governing documents relating thereto.

7. You will promptly reimburse the Company $11,087.36 for equipment in your possession purchased by the Company on your behalf and either return the DV1000 DVD player loaned to you or pay the Company $1,600 for such unit.

8. The Company will not interfere with any arrangement you may have with Rob Kirkpatrick with respect to the installation of your home theater, provided that such arrangement does not interfere with Mr. Kirkpatrick's performance of his Company responsibilities during normal working hours.

9. You agree that you will not make public statements or, except as required by law, statements to customers, suppliers, government agencies or other entities which statements are critical of the Company or its products, services, directors, officers or employees.

10. The Company agrees not to make public statements critical of you or, except as required by law, any critical statements to customers, suppliers, government agencies or other entities.

11. You agree that for a period of twelve (12) months from the Separation Date you will not solicit, or participate in the solicitation of Company employees, on your own behalf or on behalf of any other enterprise, without the consent of the Company.

12. You agree that for a period of nine (9) months from the Separation Date you will not engage or become interested (as owner, lender, stockholder, partner, director, officer, employee, consultant or otherwise) in any business that is in competition with the business then conducted by the Company without the Company's prior written consent, which shall not be unreasonably withheld. Nothing contained herein shall prohibit your owning as a passive investment not more than ten percent of the outstanding securities of any class of any publicly-held company.

13. You acknowledge your obligations under the Employee Proprietary Information Agreement dated June 24, 1996 to which you are a party. In addition, you agree to return immediately any Company documents in your possession containing confidential or trade

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secret information.  You further agree to promptly advise the Company and take appropriate steps to return such documents in the event you become aware following your termination of the existence of any Company documents under your control containing Company confidential information.

14. You hereby release and discharge the Company, its subsidiaries, divisions, affiliates and its officers, directors, shareholders, employees, and agents (collectively "the Company and its Affiliates") from any and all actions, liabilities, and other claims for relief and remuneration whatsoever, with respect to any act, agreement, omission or transaction occurring up to and including the date of this agreement, known and unknown, arising out of, or in any way connected with your employment or former employment at the Company or your separation from said employment, including, but not limited to, (a) the Employment Agreement dated as of July 8, 1996 between yourself and Faroudja Laboratories, Inc., and (b) all matters in law, in equity, in contract, or in tort, or pursuant to statute, including Title VII of the Civil Rights Act of 1964 or the Age Discrimination in Employment Act, as amended. This release does not apply to any claims or rights that may arise after the date this agreement has been executed or other rights set forth herein. Notwithstanding anything stated in the foregoing release, you do not release any claims of contribution or indemnity you have or may have against the parties released herein with respect to third party claims made against you as a result of your employment or position with the Company and its subsidiaries.

15. You hereby expressly waive the benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:

     "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

16. The Company hereby releases and discharges you from any and all actions, liabilities, and other claims for relief and remuneration whatsoever, with respect to any act, agreement, omission or transaction occurring up to and including the date of this agreement, known to the Company on the date hereof (with no duty of inquiry), arising out of, or in any way connected with your employment or former employment at the Company or your separation from said employment. This release does not apply to any claims or rights that may arise after the date this agreement is executed or other rights set forth herein.

17. Except for any act or omission done knowingly and intending that it be against the best interests of the Company, the Company agrees to indemnify you and hold you harmless from any losses or expenses incurred by you or assessed against you arising out of or in connection with your services as an employee of the Company or one of its subsidiaries to the extent permitted by the laws of the State of Delaware and the by-laws of the Company in effect on the date hereof or as such may from time to time be amended or by any other controlling law. You agree to reasonably assist the Company in defending against or prosecuting claims, lawsuits and other actions involving matters

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within your scope of responsibility while employed by the Company.  The
Company will reimburse you for expenses incurred and pay a reasonable per diem in connection with such assistance. Reasonable assistance shall not unduly interfere with your other activities.

18. The Company agrees that it will not file any objection to a claim you make for unemployment compensation.

19. In the event of any litigation between the parties relating to the enforcement of this agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs.

20. By signing the agreement you acknowledge and state that you have read this agreement, that you understand the legal effect and binding nature of this agreement, and that you are acting voluntarily and of your own free will in executing this agreement. We advise you to consult with an attorney prior to executing this agreement, and that you have twenty-one (21) days from receipt of this agreement in which to consider entering into this agreement. We further advise that you have until seven (7) days following the execution of this agreement to revoke this agreement, in which case this agreement shall not become effective or enforceable and all terms of this agreement shall become null and void.

21. The parties agree to keep the terms and conditions of this agreement confidential except as required by law. Nothing herein shall prevent confidential conversations with lawyers, accountants or other professional advisors and family.

22. This is the entire agreement of the parties and supersedes any prior agreements or undertakings concerning the subject matter of this agreement. It can be modified only by a written agreement signed by the parties.

     IN WITNESS WHEREOF, the parties have caused this agreement to be executed as of the date written below.

Faroudja, Inc.                               Michael J. Moone


By: /S/KENNETH S. BOSCHWITZ                  /S/ MICHAEL J. MOONE

Its:  VP BUS DEVEL & GEN'L COUNSEL           Dated:  12/15/98

Dated:  12/18/98


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